A-6, Maharani Bagh New Delhi-110065 Ph. : 011-41626470-71 E-mail : info@bansalco.com Website : www.bansalco.com	BANSAL & CO LLP CHARTERED ACCOUNTANTS

Report of Independent Registered Public Accounting Firm

To the shareholders and the Custodian of Ameritek Ventures Inc. Las Vegas, Nevada

O pinion on the Consolidate d Financial Statements

We have audited the accompanying consolidated balance sheets of Ameritek Ventures Inc. (the "Company") as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the years ended, in conformity with accounting principles gene rally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a Chartered Accountants firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB .

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of mate rial misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements , whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis , evidence regarding the amounts and disclosures in the consolidated financial statements . Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ S.K Bansal

Surinder K. Bansal

M. No. 014301

We have served as the Company's auditor since 2021.

Bansal & Co. LLP, New Delhi, India

Date: December 28, 2022 Place: New Delhi

UDIN : 22014301BGHAOU5312

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